Exhibit 99.1

MarineMax Advances Board Refreshment and Independence with Appointment of New Director

Daniel Schiappa Joins Board, Bringing Global Technology Expertise; Michael McLamb Steps Down from Board, Continues to Serve as Chief Financial Officer

OLDSMAR, FLORIDA, September 26, 2025 – MarineMax, Inc. (NYSE: HZO) (“MarineMax” or the “Company”), the world’s largest recreational boat and yacht retailer, marina operator and superyacht services company, today announced that technology industry leader Daniel Schiappa has been appointed to the Company’s Board of Directors (the “Board”), effective immediately.

Mr. Schiappa brings significant experience in cloud platforms, R&D, cybersecurity and large-scale product organizations to support the Company’s strategic digital initiatives. In conjunction with Mr. Schiappa’s appointment to the Board, and as part of the Board’s ongoing refreshment process, Michael H. McLamb, MarineMax’s Chief Financial Officer, has stepped down from the Board. Mr. McLamb will continue to serve as the Company’s Executive Vice President and Chief Financial Officer. With these changes, the MarineMax Board will continue to be comprised of eight directors, seven of whom are independent.

“Daniel’s appointment underscores our commitment to ensuring the Board’s expertise is closely aligned with MarineMax’s long-term strategic priorities,” said Rebecca White, Ph.D., Chairperson of the Company’s Board. “His track record of driving innovation and scaling complex global operations aligns with our vision for growth. As we continue to navigate the digital transformation of the recreational marine industry, Daniel’s insight will be invaluable in helping guide the Board’s decisions on technology investments and the expansion of our digital capabilities.”

Dr. White continued, “On behalf of the entire Board, I want to thank Mike for his more than 21 years of dedicated service on the MarineMax Board. Mike will continue to contribute to our Board dialogue in his ongoing role as the Company’s Chief Financial Officer, ensuring the Board continues to benefit from his deep industry experience and institutional knowledge. This transition reflects MarineMax’s ongoing commitment to strong corporate governance practices and thoughtful board succession planning.”

Mr. Schiappa, 57, brings more than two decades of experience leading global product, R&D, strategy, and cybersecurity teams across high-growth startups and Fortune 500 companies. He currently serves as President, Technology & Services at Arctic Wolf Networks, where he is responsible for leading product management, R&D, threat intelligence, strategy, alliances, SOC operations, support, incident response, and concierge services across a global 2,000-person organization.

Previously, Mr. Schiappa was Executive Vice President & Chief Product Officer at Sophos, where he led a business with more than $1 billion of revenue and over 1,000 employees across end-user, network, cloud, and messaging security. Earlier, he held senior leadership positions at RSA (EMC) as Senior Vice President & General Manager, and at Microsoft in multiple general manager roles covering Windows security, identity services, and mobile advertising. In addition, he has held executive roles at Vingage, Kodak/PictureVision, Informix, and Oracle, and is the holder of more than 18 patents.

MarineMax Announces the Appointment of Odilon Almeida to the

Board of Directors

Mr. Schiappa has been appointed to the MarineMax Board’s Audit Committee, where his expertise in technology strategy, enterprise risk management and cybersecurity oversight - as well as his global operating experience – will support the Company’s strategic growth initiatives.

About MarineMax

As the world’s largest recreational boat and yacht retailer, marina operator and superyacht services company, MarineMax (NYSE: HZO) is United by Water. We have over 120 locations worldwide, including over 70 dealerships and over 65 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts, motor yachts, and Aviara luxury dayboats; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events, and may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these words, or other similar terms or expressions that concern the Company’s expectations, strategy, plans, or intentions. These statements, including those related to the benefits that Mr. Schiappa will bring to the Company’s board of directors and the continuing contributions of Mr. McLamb to the board of directors are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the timing of and potential outcome of the Company’s long-term improvement plan, the estimated impact resulting from the Company’s cost-reduction initiatives, the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions, as well as those within the Company's industry, the level of consumer spending, and numerous other factors identified in the Company’s most recently filed Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Mike McLamb

Chief Financial Officer

MarineMax, Inc.

727-531-1700

MarineMax Announces the Appointment of Odilon Almeida to the

Board of Directors

Scott Solomon

Sharon Merrill Advisors

857-383-2409

HZO@investorrelations.com

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